News Release

SPRINT REPORTS FISCAL YEAR 2018 FOURTH QUARTER AND FULL YEAR RESULTS

•	Fiscal year 2018 wireless service revenue stabilized year-over-year, excluding the impact of the new revenue recognition standard

◦	Fiscal fourth quarter wireless service revenue grew 1 percent year-over-year

•	Fiscal year 2018 net loss of $1.9 billion and operating income of $398 million both include a preliminary non-cash charge of $2 billion; Adjusted EBITDA* of $12.8 billion

◦	Fiscal fourth quarter net loss of $2.2 billion, operating loss of $1.7 billion, and adjusted EBITDA* of $3.1 billion

•	Fiscal year 2018 postpaid net additions of 710,000 improved by 286,000 year-over-year

◦	Data device net additions of 872,000 were partially offset by phone net losses of 162,000

◦	Fiscal fourth quarter postpaid net additions of 169,000 driven by data device net additions of 358,000 and phone net losses of 189,000

•	Continued progress on Next-Gen Network deployment

◦	Mobile 5G network to launch in select cities in the coming weeks

•	Strong momentum on digitalization initiatives

◦	Postpaid gross additions in digital channels increased approximately 60 percent year-over-year in both the fourth quarter and for the full year

OVERLAND PARK, Kan. - May 7, 2019 - Sprint Corporation (NYSE: S) today reported results for the fiscal year 2018 fourth quarter and full year, including a stabilization of wireless service revenue and continued growth in postpaid net additions. The company reported a net loss of $1.9 billion and operating income of $398 million, both of which included a preliminary non-cash charge of $2 billion, along with adjusted EBITDA* of $12.8 billion in fiscal year 2018.

“Sprint delivered on its plan for fiscal 2018, as we met all of our financial guidance for the year,” said Sprint CEO Michel Combes. “While we’ve made progress, there are certainly continued challenges to address, which will continue to put pressure on our service revenue and retail customer growth.”

Wireless Service Revenue Stabilized and Cost Reduction Targets Achieved
Sprint has focused on growing revenue per customer with additional devices and value-added services. This strategy produced 710,000 postpaid net additions for the year, an improvement of 286,000 year-over-year that was driven by growth in data devices, which offset losses in postpaid phone customers. This growth, along with a slowing decline in postpaid ARPU, contributed to the stabilization of wireless service revenue at $22.5 billion for the year, excluding the impact of the new revenue recognition standard.

Sprint achieved both its gross and net cost reduction targets in fiscal year 2018. Excluding the impact of the new revenue recognition standard and approximately $350 million of merger-related costs, the company delivered approximately $1.2 billion of combined year-over-year gross reductions in cost of services and selling, general and administrative (SG&A) expenses during fiscal year 2018 and approximately $330 million of net reductions after reinvestments in network and other operational initiatives. While the company continues to look for opportunities to improve operational and cost efficiencies in fiscal 2019, these improvements are expected to be fully offset by incremental costs associated with network and customer experience initiatives.

News Release

Net loss of $1.9 billion for the year compared to net income of $7.4 billion in the prior year, as fiscal year 2018 included a preliminary non-cash goodwill impairment charge of $2 billion and fiscal year 2017 results included a $7.1 billion non-cash benefit from tax reform.

The new revenue recognition standard had a positive impact on reported net income of $146 million and $678 million in the fiscal year 2018 fourth quarter and full year, respectively. The new standard also had a positive impact on reported operating income and adjusted EBITDA* of $185 million and $858 million in the fiscal year 2018 fourth quarter and full year, respectively.

Network Deployment Continues with Mobile 5G Launch Coming Soon
Sprint made continued progress in the quarter on executing its Next-Gen Network plan.

•	Sprint now has 2.5 GHz spectrum deployed on approximately 80 percent of its macro sites.

•	Sprint currently has approximately 30,000 outdoor small cells deployed including both mini macros and strand mounts.

•
Sprint has deployed approximately 1,500 Massive MIMO radios, which increase the speed and capacity of the LTE network and, with a software upgrade, will provide mobile 5G service in select cities in the coming weeks.

Standards-based 5G is currently on-air in select locations, with commercial service expected to launch in the coming weeks. Chicago, Atlanta, Dallas and Kansas City are expected to be among the first cities to offer commercial 5G service; with Houston, Los Angeles, New York City, Phoenix and Washington D.C. slated to launch by the end of June. The total initial 5G coverage footprint across all nine cities is expected to be more than 1,000 square miles. The company has also announced standards-based 5G devices from LG, HTC, and Samsung that will be available soon.

Building a Digital Disruptor
Sprint continued to leverage digital capabilities to transform the way it engages with customers.

•
Postpaid gross additions in digital channels increased approximately 60 percent year-over-year in both the fiscal fourth quarter and for the full fiscal year. Additionally, the company exited the year with nearly 20 percent of postpaid upgrades occurring in a digital channel.

•	Approximately 30 percent of all Sprint customer care chats are now performed by virtual agents using artificial intelligence.

•	Web conversions improved while online media spend and cost per click were down year-over-year.

Conference Call and Webcast

•	Date/Time: 4:30 p.m. (ET) Tuesday, May 7, 2019

•	Call-in Information

◦	U.S./Canada: 866-360-1063 ID: 4660559

◦	International: 443-961-0242 ID: 4660559

•	Webcast available at www.sprint.com/investors

•	Additional information about results is available on our Investor Relations website
Contact Information

•	Media contact: Dave Tovar, David.Tovar@sprint.com

•	Investor contact: Jud Henry, Investor.Relations@sprint.com

News Release

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	3/31/19	12/31/18	3/31/18	3/31/19	3/31/18
Net additions (losses) (in thousands)
Postpaid (a)	169	309	39	710	424
Postpaid phone (a)	(189)	(26)	55	(162)	606
Prepaid	(30)	(173)	170	(214)	363
Wholesale and affiliate	(147)	(88)	(165)	(419)	81
Total wireless net (losses) additions	(8)	48	44	77	868

End of period connections (in thousands)
Postpaid (a) (b) (d) (e)	32,774	32,605	32,119	32,774	32,119
Postpaid phone (a) (b) (d)	26,598	26,787	26,813	26,598	26,813
Prepaid (a) (b) (c) (d) (f) (g)	8,816	8,846	8,989	8,816	8,989
Wholesale and affiliate (c) (d) (h)	12,897	13,044	13,517	12,897	13,517
Total end of period connections	54,487	54,495	54,625	54,487	54,625

Churn
Postpaid	1.81%	1.85%	1.78%	1.77%	1.74%
Postpaid phone	1.82%	1.84%	1.68%	1.74%	1.62%
Prepaid	4.37%	4.83%	4.30%	4.53%	4.58%

Supplemental data - connected devices
End of period connections (in thousands)
Retail postpaid	3,121	2,821	2,335	3,121	2,335
Wholesale and affiliate	10,384	10,563	11,162	10,384	11,162
Total	13,505	13,384	13,497	13,505	13,497

ARPU (i)
Postpaid	$43.25	$43.64	$44.40	$43.60	$45.70
Postpaid phone	$50.18	$50.01	$50.44	$49.98	$51.98
Prepaid	$33.67	$34.53	$37.15	$34.98	$37.67
NON-GAAP RECONCILIATION - ABPA* AND ABPU* (Unaudited)
(Millions, except accounts, connections, ABPA*, and ABPU*)

	Quarter To Date			Year To Date
	3/31/19	12/31/18	3/31/18	3/31/19	3/31/18
ABPA*
Postpaid service revenue	$4,231	$4,236	$4,270	$16,910	$17,396
Add: Installment plan and non-operating lease billings	273	306	368	1,257	1,512
Add: Equipment rentals	1,359	1,313	1,136	5,137	4,048
Total for postpaid connections	$5,863	$5,855	$5,774	$23,304	$22,956

Average postpaid accounts (in thousands)	11,184	11,196	11,259	11,191	11,260
Postpaid ABPA* (j)	$174.75	$174.32	$171.38	$173.54	$169.99
	Quarter To Date			Year To Date
	3/31/19	12/31/18	3/31/18	3/31/19	3/31/18
Postpaid phone ABPU*
Postpaid phone service revenue	$4,012	$4,014	$4,048	$16,041	$16,463
Add: Installment plan and non-operating lease billings	213	253	324	1,052	1,349
Add: Equipment rentals	1,354	1,307	1,126	5,112	4,003
Total for postpaid phone connections	$5,579	$5,574	$5,498	$22,205	$21,815

Postpaid average phone connections (in thousands)	26,652	26,751	26,754	26,746	26,394
Postpaid phone ABPU* (k)	$69.79	$69.45	$68.51	$69.19	$68.88
(a)During the three-month period ended March 31, 2018, a non-Sprint branded postpaid offering was introduced allowing prepaid customers to purchase a device under our installment billing program. As a result of the extension of credit, approximately 167,000 prepaid subscribers were migrated from the prepaid subscriber base into the postpaid subscriber base. In addition, net subscriber additions under the non-Sprint branded postpaid offering were 44,000 during the three-month period ended March 31, 2018.
(b)During the three-month period ended June 30, 2018, we ceased selling devices in our installment billing program under one of our brands and as a result, 45,000 subscribers were migrated back to prepaid.
(c)Sprint is no longer reporting Lifeline subscribers due to regulatory changes resulting in tighter program restrictions. We have excluded them from our customer base for all periods presented, including our Assurance Wireless prepaid brand and subscribers through our wholesale Lifeline MVNOs.
(d)As a result of our affiliate agreement with Shentel, certain subscribers have been transferred from postpaid and prepaid to affiliates. During the three-month period ended June 30, 2018, 10,000 and 4,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates. During the three-month period ended March 31, 2018, 29,000 and 11,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates. During the three-month period ended June 30, 2017, 17,000 and 4,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates.
(e)During the three-month period ended June 30, 2017, 2,000 Wi-Fi connections were adjusted from the postpaid subscriber base.
(f)During the three-month period ended September 30, 2017, the Prepaid Data Share platform It's On was decommissioned as the Company continues to focus on higher value contribution offerings resulting in a 49,000 reduction to prepaid end of period subscribers.
(g)During the three-month period ended December 31, 2017, prepaid end of period subscribers increased by 169,000 in conjunction with the PRWireless HoldCo, LLC joint venture.
(h)On April 1, 2018, approximately 115,000 wholesale subscribers were removed from the subscriber base with no impact to revenue. During the three-month period ended December 31, 2018, an additional 100,000 wholesale subscribers were removed from the subscriber base with no impact to revenue.
(i)ARPU is calculated by dividing service revenue by the sum of the monthly average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections. Postpaid phone ARPU represents revenues related to our postpaid phone connections.
(j)Postpaid ABPA* is calculated by dividing postpaid service revenue earned from postpaid customers plus billings from installment plans and non-operating leases, as well as equipment rentals, by the sum of the monthly average number of postpaid accounts during the period. Installment plan billings represent the substantial majority of the total billings in the table above for all periods presented.
(k)Postpaid phone ABPU* is calculated by dividing service revenue earned from postpaid phone customers plus billings from installment plans and non-operating leases, as well as equipment rentals, by the sum of the monthly average number of postpaid phone connections during the period. Installment plan billings represent the substantial majority of the total billings in the table above for all periods presented.

News Release

Wireless Device Financing Summary (Unaudited)
(Millions, except sales, connections, and leased devices in property, plant and equipment)

	Quarter To Date			Year To Date
	3/31/19	12/31/18	3/31/18	3/31/19	3/31/18

Postpaid activations (in thousands)	3,730	4,462	3,737	15,437	16,196
Postpaid activations financed	79%	81%	84%	81%	85%
Postpaid activations - operating leases	58%	63%	70%	62%	67%

Installment plans
Installment sales financed	$368	$357	$214	$1,193	$1,311
Installment billings	$219	$251	$342	$1,087	$1,436
Installment receivables, net	$926	$894	$1,149	$926	$1,149

Equipment rentals and depreciation - equipment rentals
Equipment rentals	$1,359	$1,313	$1,136	$5,137	$4,048
Depreciation - equipment rentals	$1,084	$1,137	$1,060	$4,538	$3,792

Leased device additions
Cash paid for capital expenditures - leased devices	$1,702	$2,215	$1,928	$7,441	$7,461

Leased devices
Leased devices in property, plant and equipment, net	$6,612	$6,683	$6,012	$6,612	$6,012

Leased device units
Leased devices in property, plant and equipment (units in thousands)	15,889	15,897	14,543	15,889	14,543

Leased device and receivables financings net proceeds
Proceeds	$1,783	$2,200	$—	$6,866	$2,679
Repayments	(2,500)	(1,900)	(555)	(6,670)	(2,574)
Net (repayments) proceeds of financings related to devices and receivables	$(717)	$300	$(555)	$196	$105

News Release

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Quarter To Date			Year To Date
	3/31/19	12/31/18	3/31/18	3/31/19	3/31/18

Net operating revenues
Service revenue	$5,656	$5,699	$5,866	$22,857	$23,834
Equipment sales	1,426	1,589	1,081	5,606	4,524
Equipment rentals	1,359	1,313	1,136	5,137	4,048
Total net operating revenues	8,441	8,601	8,083	33,600	32,406
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,645	1,648	1,661	6,664	6,801
Cost of equipment sales	1,561	1,734	1,487	6,082	6,109
Cost of equipment rentals (exclusive of depreciation below)	186	182	146	643	493
Selling, general and administrative	2,043	2,003	2,028	7,774	8,087
Depreciation - network and other	1,113	1,088	1,015	4,245	3,976
Depreciation - equipment rentals	1,084	1,137	1,060	4,538	3,792
Amortization	133	145	184	608	812
Goodwill impairment (1)	2,000	—	—	2,000	—
Other, net	350	185	266	648	(391)
Total net operating expenses	10,115	8,122	7,847	33,202	29,679
Operating (loss) income	(1,674)	479	236	398	2,727
Interest expense	(629)	(664)	(576)	(2,563)	(2,365)
Other income (expense), net	34	32	(9)	187	(59)
(Loss) income before income taxes	(2,269)	(153)	(349)	(1,978)	303
Income tax benefit	91	8	412	35	7,074
Net (loss) income	(2,178)	(145)	63	(1,943)	7,377
Less: Net loss attributable to noncontrolling interests	4	4	6	—	12
Net (loss) income attributable to Sprint Corporation	$(2,174)	$(141)	$69	$(1,943)	$7,389

Basic net (loss) income per common share attributable to Sprint Corporation	$(0.53)	$(0.03)	$0.02	$(0.48)	$1.85
Diluted net (loss) income per common share attributable to Sprint Corporation	$(0.53)	$(0.03)	$0.02	$(0.48)	$1.81
Basic weighted average common shares outstanding	4,080	4,078	4,004	4,057	3,999
Diluted weighted average common shares outstanding	4,080	4,078	4,055	4,057	4,078

Effective tax rate	4.0%	5.2%	118.1%	1.8%	-2,334.7%

NON-GAAP RECONCILIATION - NET (LOSS) INCOME TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	3/31/19	12/31/18	3/31/18	3/31/19	3/31/18

Net (loss) income	$(2,178)	$(145)	$63	$(1,943)	$7,377
Income tax benefit	(91)	(8)	(412)	(35)	(7,074)
(Loss) income before income taxes	(2,269)	(153)	(349)	(1,978)	303
Other (income) expense, net	(34)	(32)	9	(187)	59
Interest expense	629	664	576	2,563	2,365
Operating (loss) income	(1,674)	479	236	398	2,727
Depreciation - network and other	1,113	1,088	1,015	4,245	3,976
Depreciation - equipment rentals	1,084	1,137	1,060	4,538	3,792
Amortization	133	145	184	608	812
EBITDA* (2)	656	2,849	2,495	9,789	11,307
Loss (gain) from asset dispositions, exchanges, and other, net (3)	304	105	189	477	(115)
Severance and exit costs (4)	22	30	67	85	80
Contract terminations costs (benefits) (5)	—	—	—	34	(5)
Merger costs (6)	130	67	—	346	—
Litigation expenses and other contingencies (7)	24	50	10	74	(305)
Goodwill impairment (1)	2,000	—	—	2,000	—
Hurricanes (8)	—	—	7	(32)	107
Adjusted EBITDA* (2)	$3,136	$3,101	$2,768	$12,773	$11,069

Adjusted EBITDA margin*	55.4%	54.4%	47.2%	55.9%	46.4%

Selected items:
Cash paid for capital expenditures - network and other	$1,149	$1,416	$780	$4,963	$3,319
Cash paid for capital expenditures - leased devices	$1,702	$2,215	$1,928	$7,441	$7,461

News Release

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	3/31/19	12/31/18	3/31/18	3/31/19	3/31/18

Net operating revenues
Service revenue
Postpaid	$4,231	$4,236	$4,270	$16,910	$17,396
Prepaid	886	924	989	3,746	3,971
Wholesale, affiliate and other	292	289	314	1,160	1,198
Total service revenue	5,409	5,449	5,573	21,816	22,565

Equipment sales	1,426	1,589	1,081	5,606	4,524
Equipment rentals	1,359	1,313	1,136	5,137	4,048
Total net operating revenues	8,194	8,351	7,790	32,559	31,137

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,462	1,439	1,401	5,796	5,701
Cost of equipment sales	1,561	1,734	1,487	6,082	6,109
Cost of equipment rentals (exclusive of depreciation below)	186	182	146	643	493
Selling, general and administrative	1,854	1,885	1,947	7,192	7,782
Depreciation - network and other	1,064	1,035	968	4,039	3,768
Depreciation - equipment rentals	1,084	1,137	1,060	4,538	3,792
Amortization	133	145	184	608	812
Other, net	349	185	258	629	(35)
Total net operating expenses	7,693	7,742	7,451	29,527	28,422
Operating income	$501	$609	$339	$3,032	$2,715

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	3/31/19	12/31/18	3/31/18	3/31/19	3/31/18

Operating income	$501	$609	$339	$3,032	$2,715
Loss (gain) from asset dispositions, exchanges, and other, net (3)	304	105	189	477	(115)
Severance and exit costs (4)	21	30	59	66	58
Contract terminations costs (benefits) (5)	—	—	—	34	(5)
Litigation expenses and other contingencies (7)	24	50	10	74	73
Hurricanes (8)	—	—	7	(32)	107
Depreciation - network and other	1,064	1,035	968	4,039	3,768
Depreciation - equipment rentals	1,084	1,137	1,060	4,538	3,792
Amortization	133	145	184	608	812
Adjusted EBITDA* (2)	$3,131	$3,111	$2,816	$12,836	$11,205

Adjusted EBITDA margin*	57.9%	57.1%	50.5%	58.8%	49.7%

Selected items:
Cash paid for capital expenditures - network and other	$973	$1,242	$681	$4,335	$2,760
Cash paid for capital expenditures - leased devices	$1,702	$2,215	$1,928	$7,441	$7,461

News Release

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	3/31/19	12/31/18	3/31/18	3/31/19	3/31/18

Net operating revenues	$314	$316	$344	$1,296	$1,579

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	255	280	316	1,141	1,427
Selling, general and administrative	50	52	76	224	270
Depreciation and amortization	46	51	50	197	205
Other, net	1	—	9	19	(300)
Total net operating expenses	352	383	451	1,581	1,602
Operating loss	$(38)	$(67)	$(107)	$(285)	$(23)

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	3/31/19	12/31/18	3/31/18	3/31/19	3/31/18

Operating loss	$(38)	$(67)	$(107)	$(285)	$(23)
Loss from asset dispositions, exchanges, and other, net (3)	—	—	1	—	1
Severance and exit costs (4)	1	—	8	19	22
Litigation expenses and other contingencies (7)	—	—	—	—	(323)
Depreciation and amortization	46	51	50	197	205
Adjusted EBITDA*	$9	$(16)	$(48)	$(69)	$(118)

Adjusted EBITDA margin*	2.9%	-5.1%	-14.0%	-5.3%	-7.5%

Selected items:
Cash paid for capital expenditures - network and other	$72	$64	$34	$242	$166

News Release

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Year To Date
	3/31/19	3/31/18
Operating activities
Net (loss) income	$(1,943)	$7,377
Goodwill impairment (1)	2,000	—
Depreciation and amortization	9,391	8,580
Provision for losses on accounts receivable	394	362
Share-based and long-term incentive compensation expense	132	182
Deferred income tax benefit	(85)	(7,119)
Gains from asset dispositions and exchanges	—	(479)
Loss on early extinguishment of debt	—	65
Amortization of long-term debt premiums, net	(112)	(158)
Loss on disposal of property, plant and equipment	1,135	868
Litigation and other contingencies	74	(13)
Deferred purchase price from sale of receivables	(223)	(1,140)
Other changes in assets and liabilities:
Accounts and notes receivable	(150)	83
Inventories and other current assets	279	745
Accounts payable and other current liabilities	(142)	17
Non-current assets and liabilities, net	(728)	271
Other, net	407	421
Net cash provided by operating activities	10,429	10,062

Investing activities
Capital expenditures - network and other	(4,963)	(3,319)
Capital expenditures - leased devices	(7,441)	(7,461)
Expenditures relating to FCC licenses	(163)	(115)
Change in short-term investments, net	2,032	3,090
Proceeds from sales of assets and FCC licenses	591	527
Proceeds from deferred purchase price from sale of receivables	223	1,140
Proceeds from corporate owned life insurance policies	110	2
Other, net	69	1
Net cash used in investing activities	(9,542)	(6,135)

Financing activities
Proceeds from debt and financings	9,307	8,529
Repayments of debt, financing and capital lease obligations	(9,764)	(8,518)
Debt financing costs	(321)	(93)
Call premiums paid on debt redemptions	—	(131)
Proceeds from issuance of common stock, net	291	21
Other, net	4	(18)
Net cash used in financing activities	(483)	(210)

Net increase in cash, cash equivalents and restricted cash	404	3,717

Cash, cash equivalents and restricted cash, beginning of period	6,659	2,942
Cash, cash equivalents and restricted cash, end of period	$7,063	$6,659

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	3/31/19	12/31/18	3/31/18	3/31/19	3/31/18

Net cash provided by operating activities	$2,847	$2,225	$2,653	$10,429	$10,062

Capital expenditures - network and other	(1,149)	(1,416)	(780)	(4,963)	(3,319)
Capital expenditures - leased devices	(1,702)	(2,215)	(1,928)	(7,441)	(7,461)
Expenditures relating to FCC licenses, net	(18)	(75)	(23)	(163)	(115)
Proceeds from sales of assets and FCC licenses	175	144	160	591	527
Proceeds from deferred purchase price from sale of receivables	—	—	231	223	1,140
Other investing activities, net	25	129	2	214	6
Free cash flow*	$178	$(1,208)	$315	$(1,110)	$840
Net (repayments) proceeds of financings related to devices and receivables	(717)	300	(555)	196	105
Adjusted free cash flow*	$(539)	$(908)	$(240)	$(914)	$945

News Release

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	3/31/19	3/31/18
ASSETS
Current assets
Cash and cash equivalents	$6,982	$6,610
Short-term investments	67	2,354
Accounts and notes receivable, net	3,554	3,711
Device and accessory inventory	999	1,003
Prepaid expenses and other current assets	1,289	575
Total current assets	12,891	14,253

Property, plant and equipment, net	21,201	19,925
Costs to acquire a customer contract	1,559	—
Goodwill	4,598	6,586
FCC licenses and other	41,465	41,309
Definite-lived intangible assets, net	1,769	2,465
Other assets	1,118	921
Total assets	$84,601	$85,459

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$3,961	$3,409
Accrued expenses and other current liabilities	3,597	3,962
Current portion of long-term debt, financing and capital lease obligations	4,557	3,429
Total current liabilities	12,115	10,800

Long-term debt, financing and capital lease obligations	35,366	37,463
Deferred tax liabilities	7,556	7,294
Other liabilities	3,437	3,483
Total liabilities	58,474	59,040

Stockholders' equity
Common stock	41	40
Paid-in capital	28,306	27,884
Accumulated deficit	(1,883)	(1,255)
Accumulated other comprehensive loss	(392)	(313)
Total stockholders' equity	26,072	26,356
Noncontrolling interests	55	63
Total equity	26,127	26,419
Total liabilities and equity	$84,601	$85,459

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	3/31/19	3/31/18

Total debt	$39,923	$40,892
Less: Cash and cash equivalents	(6,982)	(6,610)
Less: Short-term investments	(67)	(2,354)
Net debt*	$32,874	$31,928

News Release

SCHEDULE OF DEBT (Unaudited)
(Millions)

		3/31/19
ISSUER	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Senior notes due 2021	09/15/2021	$2,250
7.875% Senior notes due 2023	09/15/2023	4,250
7.125% Senior notes due 2024	06/15/2024	2,500
7.625% Senior notes due 2025	02/15/2025	1,500
7.625% Senior notes due 2026	03/01/2026	1,500
Sprint Corporation		12,000

Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC
3.36% Senior secured notes due 2021	09/20/2021	2,187
4.738% Senior secured notes due 2025	03/20/2025	2,100
5.152% Senior secured notes due 2028	03/20/2028	1,838
Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC		6,125

Sprint Communications, Inc.
Export Development Canada secured loan	12/17/2019	300
7% Guaranteed notes due 2020	03/01/2020	1,000
7% Senior notes due 2020	08/15/2020	1,500
11.5% Senior notes due 2021	11/15/2021	1,000
6% Senior notes due 2022	11/15/2022	2,280
Sprint Communications, Inc.		6,080

Sprint Capital Corporation
6.9% Senior notes due 2019	05/01/2019	1,729
6.875% Senior notes due 2028	11/15/2028	2,475
8.75% Senior notes due 2032	03/15/2032	2,000
Sprint Capital Corporation		6,204

Credit facilities
PRWireless secured term loan	06/28/2020	198
Secured equipment credit facilities	2020 - 2022	661
Secured term loan	02/03/2024	3,920
Secured term loan B1	02/03/2024	1,995
Credit facilities		6,774

Accounts receivable facility	2020	2,607

Financing obligations	2021	109

Capital leases and other obligations	2019 - 2026	429
Total principal		40,328

Net premiums and debt financing costs		(405)
Total debt		$39,923

News Release

RECONCILIATION OF ADJUSTMENTS FROM THE ADOPTION OF TOPIC 606 RELATIVE TO TOPIC 605 ON CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Three Months Ended March 31, 2019			Year Ended March 31, 2019
	As reported	Balances without adoption of Topic 606	Change	As reported	Balances without adoption of Topic 606	Change

Net operating revenues
Service revenue	$5,656	$5,869	$(213)	$22,857	$23,585	$(728)
Equipment sales	1,426	1,057	369	5,606	4,280	1,326
Equipment rentals	1,359	1,373	(14)	5,137	5,200	(63)
Total net operating revenues	8,441	8,299	142	33,600	33,065	535
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,645	1,669	(24)	6,664	6,742	(78)
Cost of equipment sales	1,561	1,506	55	6,082	5,937	145
Cost of equipment rentals (exclusive of depreciation below)	186	186	—	643	643	—
Selling, general and administrative	2,043	2,117	(74)	7,774	8,164	(390)
Depreciation - network and other	1,113	1,113	—	4,245	4,245	—
Depreciation - equipment rentals	1,084	1,084	—	4,538	4,538	—
Amortization	133	133	—	608	608	—
Goodwill impairment (1)	2,000	2,000	—	2,000	2,000	—
Other, net	350	350	—	648	648	—
Total net operating expenses	10,115	10,158	(43)	33,202	33,525	(323)
Operating (loss) income	(1,674)	(1,859)	185	398	(460)	858
Total other expenses	(595)	(595)	—	(2,376)	(2,376)	—
Loss before income taxes	(2,269)	(2,454)	185	(1,978)	(2,836)	858
Income tax benefit	91	130	(39)	35	215	(180)
Net loss	(2,178)	(2,324)	146	(1,943)	(2,621)	678
Less: Net loss attributable to noncontrolling interests	4	4	—	—	—	—
Net loss attributable to Sprint Corporation	$(2,174)	$(2,320)	$146	$(1,943)	$(2,621)	$678

Basic net loss per common share attributable to Sprint Corporation	$(0.53)	$(0.57)	$0.04	$(0.48)	$(0.65)	$0.17
Diluted net loss per common share attributable to Sprint Corporation	$(0.53)	$(0.57)	$0.04	$(0.48)	$(0.65)	$0.17
Basic weighted average common shares outstanding	4,080	4,080	—	4,057	4,057	—
Diluted weighted average common shares outstanding	4,080	4,080	—	4,057	4,057	—

News Release

RECONCILIATION OF ADJUSTMENTS FROM THE ADOPTION OF TOPIC 606 RELATIVE TO TOPIC 605 ON CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	March 31, 2019
	As reported	Balances without adoption of Topic 606	Change

ASSETS
Current assets
Accounts and notes receivable, net	$3,554	$3,443	$111
Device and accessory inventory	999	1,020	(21)
Prepaid expenses and other current assets	1,289	651	638
Costs to acquire a customer contract	1,559	—	1,559
Other assets	1,118	916	202

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accrued expenses and other current liabilities	$3,597	$3,610	$(13)
Deferred tax liabilities	7,556	7,010	546
Other liabilities	3,437	3,466	(29)

Stockholders' equity
Accumulated deficit	(1,883)	(3,868)	1,985

News Release

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)
As a result of our annual goodwill impairment assessment, we recorded a preliminary non-cash goodwill impairment charge of $2 billion during the fourth quarter of fiscal year 2018. The substantial portion of this impairment charge is not taxable as goodwill is generally not separately deductible for tax purposes.

(2)
As more of our customers elect to lease a device rather than purchasing one under our subsidized program, there is a significant positive impact to EBITDA* and Adjusted EBITDA* from direct channel sales primarily due to the fact the cost of the device is not recorded as cost of equipment sales but rather is depreciated over the customer lease term. Under our device leasing program for the direct channel, devices are transferred from inventory to property and equipment and the cost of the leased device is recognized as depreciation expense over the customer lease term to an estimated residual value. The customer payments are recognized as revenue over the term of the lease. Under our subsidy model, we recognize revenue from the sale of devices as equipment sales at the point of sale and the cost of the device is recognized as cost of equipment sales. During the three and twelve month periods ended March 31, 2019, we leased devices through our Sprint direct channels totaling approximately $1,114 million and $4,931 million, respectively, which would have increased cost of equipment sales and reduced EBITDA* if they had been purchased under our subsidized program.

The impact to EBITDA* and Adjusted EBITDA* resulting from the sale of devices under our installment billing program is generally neutral except for the impact in our indirect channels from the time value of money element related to the imputed interest on the installment receivable.

(3)
During the fourth, third and second quarters of fiscal year 2018 and the fourth and first quarters of fiscal year 2017, the company recorded losses on dispositions of assets primarily related to cell site construction and network development costs that are no longer relevant as a result of changes in the company's network plans. Additionally, during the first quarter of fiscal year 2017 the company recorded a pre-tax non-cash gain related to spectrum swaps with other carriers.

(4)
For all quarters of fiscal year 2018 and the fourth and third quarters of fiscal year 2017, severance and exit costs consist of lease exit costs primarily associated with tower and cell sites, access exit costs related to payments that will continue to be made under the company's backhaul access contracts for which the company will no longer be receiving any economic benefit, and severance costs associated with reduction in its work force.

(5)
During the first quarter of fiscal year 2018, contract termination costs are primarily due to the purchase of certain leased spectrum assets, which upon termination of the spectrum leases resulted in the accelerated recognition of the unamortized favorable lease balances. During the first quarter of fiscal year 2017, we recorded a $5 million gain due to reversal of a liability recorded in relation to the termination of our relationship with General Wireless Operations, Inc. (Radio Shack).

(6)
During the fourth, third, second and first quarters of fiscal year 2018, we recorded merger costs of $130 million, $67 million, $56 million and $93 million, respectively, due to the proposed Business Combination Agreement with T-Mobile.

(7)
During the fourth quarter of fiscal year 2018, litigation expenses and other contingencies consist of unfavorable developments associated with legal matters. During the third quarter of fiscal year 2018, litigation expenses and other contingencies consist of tax matters settled with the State of New York. During the fourth, third and first quarters of fiscal year 2017, litigation expenses and other contingencies consist of reductions associated with legal settlements or favorable developments in pending legal proceedings. In addition, the third quarter of fiscal year 2017 included non-recurring charges of $51 million related to a regulatory fee matter.

(8)
During the second quarter of fiscal year 2018 we recognized hurricane-related reimbursements of $32 million. During the fourth, third and second quarters of fiscal year 2017 we recorded hurricane-related costs of $7 million, $66 million and $34 million, respectively, consisting of customer service credits, incremental roaming costs, network repairs and replacements.

News Release

*FINANCIAL MEASURES

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Postpaid ABPA is average billings per account and calculated by dividing postpaid service revenue earned from postpaid customers plus billings from installment plans and non-operating leases, as well as equipment rentals, by the sum of the monthly average number of postpaid accounts during the period. We believe that ABPA provides useful information to investors, analysts and our management to evaluate average postpaid customer billings per account as it approximates the expected cash collections, including billings from installment plans and non-operating leases, as well as equipment rentals, per postpaid account each month.

Postpaid Phone ABPU is average billings per postpaid phone user and calculated by dividing service revenue earned from postpaid phone customers plus billings from installment plans and non-operating leases, as well as equipment rentals by the sum of the monthly average number of postpaid phone connections during the period. We believe that ABPU provides useful information to investors, analysts and our management to evaluate average postpaid phone customer billings as it approximates the expected cash collections, including billings from installment plans and non-operating leases, as well as equipment rentals, per postpaid phone user each month.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments. Adjusted Free Cash Flow is Free Cash Flow plus the proceeds from device financings and sales of receivables, net of repayments. We believe that Free Cash Flow and Adjusted Free Cash Flow provide useful information to investors, analysts and our management about the cash generated by our core operations and net proceeds obtained to fund certain leased devices, respectively, after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents and short-term investments. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

News Release

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan”, “outlook,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, subscriber growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services such as 5G; efficiencies and cost savings of new technologies and services; customer and network usage; subscriber additions and churn rates; service, speed, capacity, coverage and quality; availability of devices; availability of various financings; and the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and, when filed, our Annual Report on Form 10-K for the fiscal year ended March 31, 2019. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 54.5 million connections as of March 31, 2019 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Today, Sprint’s legacy of innovation and service continues with an increased investment to dramatically improve coverage, reliability, and speed across its nationwide network and commitment to launching the first 5G mobile network in the U.S. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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